UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Exponent, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 23, 2006, Exponent, Inc. intends to send a letter related to its 2006 Annual Meeting of Stockholders in substantially the following form to approximately ten of its stockholders:

[On Exponent letterhead]

May 23, 2006

[Name of Stockholder]

[Address]

Re: Exponent Commitment to Limit Use of Common and Preferred Shares

Dear [name]:

In connection with Exponent’s (Nasdaq: EXPO) 2006 annual meeting of stockholders, Exponent expects to obtain approval for the proposal included in its proxy statement to split its common stock two-for-one. That proposal is contingent on the proposal in the proxy statement (proposal No. 3) to amend Exponent’s certificate of incorporation to increase its authorized common shares by 80 million shares, from 20 million to 100 million shares, and increase its authorized preferred shares by three million shares, from two million to five million shares. Based upon votes cast to date, proposal No. 3 would not be approved.

To address the concerns of some stockholders relating to proposal No. 3, this letter is to inform you that, if proposal No. 3 is approved, Exponent will commit to limit its use of the authorized capital stock for which stockholder approval is being sought to 20 million of the incremental 80 million common shares, and commit to use none of the incremental three million preferred shares, unless the approval of the Company’s stockholders is obtained subsequently, such as through a further amendment to Exponent’s authorized capital stock.

Please take the above into consideration in casting your vote on the proposal to increase Exponent’s authorized capital stock. If you have already voted against proposal No. 3, we would urge you to reconsider your vote based on the information contained in this letter.

Please note that Exponent’s annual meeting will take place at 9:30 a.m., Pacific time, on Wednesday, May 24. In order to ensure that your vote is properly counted, please submit your proxy prior to 11:59 p.m., Eastern time, on Tuesday, May 23.

Feel free to contact Mike Gaulke or me if you would like to discuss the contents of this letter.

Sincerely,

Richard L. Schlenker

Chief Financial Officer

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